EXHIBIT 99.A

To: Eli Ben-Shmuel

From: Phil Goldstein

Date: January 11, 2001

Re: MYR Proposal

Here is the proposal:


You are granting me an option expiring on January 11, 2002 to buy 50,000 shares of Mayor's Jewelers from you at $2.75 per share (less any distributions). I will use my best efforts to maximize MYR's shareholder value. I may also attempt to buy shares of MYR in the stock market. HOWEVER, THERE IS AND SHALL BE NO AGREEMENT BETWEEN US TO BUY, SELL, HOLD OR VOTE OUR SHARES OF MYR TOGETHER, I.E., EITHER OF US MAY BUY, SELL, HOLD OR VOTE OUR SHARES BASED ON OUR OWN JUDGMENT AND WITHOUT MODIFYING OR CONSULTING WITH THE OTHER PARTY.

If this meets with your approval, please indicate by signing below and faxing back to me. Upon receipt, I will begin work on this project.

                              /s/ Phillip Goldstein               1/01/01
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                              Phillip Goldstein                   Date

                              /s/ Eliahu Ben-Shmuel               1/11/01
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                              Eliahu Ben-Shmuel                   Date